Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.
SUPPLY AGREEMENT
THIS SUPPLY AGREEMENT (this “Agreement”), effective March 1, 2021 (the “Effective Date”), is by and between SeaSpine Orthopedics Corporation, a Delaware corporation, (“SeaSpine”), and PcoMed, LLC, a Colorado limited liability company (“PcoMed”). SeaSpine and PcoMed may be referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, SeaSpine is a medical technology company focused on the design, development and commercialization of surgical solutions for spinal disorders;
WHEREAS, PcoMed has experience and expertise in the surface modification of medical device materials;
WHEREAS, PcoMed and Supplier entered into a Supply Agreement, dated as of May 15, 2013 (as amended, the “Supply Agreement”) pursuant to which PcoMed applies certain of its surface modification technologies onto SeaSpine implantable spinal medical devices for preclinical, clinical and commercial use and distribution by SeaSpine;
WHEREAS, SeaSpine desires for PcoMed to continue to apply certain of its surface technologies onto SeaSpine’s implantable spinal medical devices; and
WHEREAS, PcoMed is willing to continue to apply such surface technologies onto SeaSpine’s implantable spinal medical devices and to grant SeaSpine certain rights to use and commercialize those devices; and
WHEREAS, the Parties desire to amend and restate the Supply Agreement in its entirety.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties hereto agree as follows:
1.DEFINITIONS.
As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Section 1.
1.1.“Affiliate” means any corporation, limited liability company, person or entity that directly or indirectly controls, is controlled by, or is under common control with, a Party to this Agreement. For purposes of this Section 1.1, the term “control” (with a correlative meaning for “controlled by”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the subject corporation, limited liability company, person or entity, whether through the ownership of voting securities, by contract or otherwise.
1.2.“Alpha Build” means a reduced quantity first commercial production run of a Part Family intended for distribution to a limited number of surgeons for the purpose of obtaining feedback on Part design and performance prior to the broad commercial distribution of a Part Family.

1.3.“Applicable Laws” mean all domestic federal, state, and local laws, statutes, acts, ordinances, rules, codes, standards, guidelines and regulations, applicable to a Party’s activities under this Agreement including, without limitation (i) the applicable regulations and guidelines of the FDA Quality System Requirements (QSR), (ii) the applicable regulations and guidelines of the Council of the European Communities Medical Device Directive, including any successor regulations and CE Mark Standards, to the extent such regulations and guidelines are specifically identified in the Quality Agreement; (iii) the California Transparency in Supply Chains Act of 2010, as amended, and all other slavery and human trafficking laws applicable to PcoMed; and (iv) such other statutes, acts, ordinances, rules, codes, standards, guidelines and regulations as the Parties mutually agree in writing.
1.4.“Authorized Pre-sale Activities” means the design, development, in vivo and invitro testing, process validation, and regulatory qualification of or related to implantable spinal surgery interbody and/or intervertebral medical devices treated by PcoMed with the PcoMed Surface Modification. For the avoidance of doubt, Authorized Pre-sale Activities do not include applying the PcoMed Surface Modification Technology to implantable spinal surgery interbody and/or intervertebral parts that are intended for commercial distribution in the Field in the Territory.
1.5.“Blasting Minimum” means the minimum number of Parts specified by PcoMed, including Dummy Parts, that are required to blast a particular Part Family [***] to process Parts.
1.6.“Change of Control” means (a) a sale of PcoMed, whether by merger, acquisition, consolidation or other transaction or series of transactions, in which, in each case, the holders of PcoMed’s voting securities outstanding immediately prior to the consummation of the transaction or the series of related transactions own securities with less than a majority of the voting power of PcoMed or a successor immediately after the transactions or such series of related transactions, or (b) a sale of all or substantially all of PcoMed’s assets. Notwithstanding anything contained in the preceding to the contrary, transactions with one or more Affiliates of PcoMed shall not be deemed a Change of Control.
1.7.“Complaint” means any oral, written or electronic communication from a Third Party that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness or performance of a Processed Part after it is released for sale.
1.8.“Confidential Information” means, whether disclosed in oral, written, graphic, electronic form, or other form, and whether developed by the disclosing Party or by others, any confidential, non-public, proprietary information of SeaSpine or PcoMed that is designated by the disclosing Party as confidential or secret or that should reasonably be assumed by the receiving Party to be confidential or secret. Confidential Information includes, without limitation:
(i)specifications, know-how, trade secrets, designs, technical information, drawings, sketches, engineering drawings, work of authorship, software, prototypes, samples, models, business information, marketing information, current products and services, future products and services, proposed products and services, inventions, discoveries, devices, apparatus, equipment, algorithms, business methods, plans, assays, methods, procedures, processes, formulae, protocols, techniques, data, research and development data, experimental work, clinical data, engineering data, manufacturing data, technical or non-technical information, ideas, media, and unpublished patent applications;

(ii)personnel and financial information, product cost information, contractual relationships, operational and procedural manuals;
(iii)information or data regarding product research and development, including technical, engineering, or production data, test data, or results, information concerning a disclosing Party’s efforts to acquire, protect, and license proprietary rights;
(iv)a disclosing Party’s price, cost and fee data, pricing and billing policies, forecasts, plans, procurement requirements, and strategies for all aspects of the disclosing Party’s operations, marketing, and sales, whether or not in effect;
(v)data relating to the type, quality, specifications, and price of the disclosing Party’s products and/or services received or provided by any customer or vendor;
(vi)SeaSpine’s unique Quality Assurance Requirements (i.e., Quality Assurance Requirements that are not required by Applicable Law or otherwise commonly known and followed by the industry); and
(vii)the confidential information of PcoMed identified on Schedule 1.8.
1.9.“Contract Quarter” means a consecutive three (3) month period beginning on January 15th and every consecutive three (3) month period thereafter.
1.10.“Contract Year” means a consecutive twelve (12) month period beginning on the January 15th and on each anniversary thereof during the Term. For clarity, the period from January 15, 2021 through January 14, 2022shall be the first “Contract Year” under this Agreement and each annual anniversary of January 15th thereafter during the Term shall mark the start of new “Contract Year.”
1.11.“Derive” and cognates thereof means to develop, make, invent, discover, create, synthesize, conceive, reduce to practice, design or result from, to be based upon or to otherwise generate (whether directly or indirectly, or in whole or in part).
1.12.“Dummy Parts” means implant [***] of comparable [***] to a Part and not intended for commercial distribution or implantation into patients.
1.13.“FDA” means the United States Food and Drug Administration, or any successor thereto, having the administrative authority to regulate the marketing of pharmaceutical products, biological therapeutic product, delivery systems, and medical devices in the United States.
1.14.“Field” means spinal interbody and/or intervertebral surgical methods and procedures, including without limitation, interbody and/or intervertebral fusion and/or spacer procedures and interbody and/or intervertebral spinal arthroplasty procedures.
1.15.“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.
1.16.“Governmental Authority” means any applicable government regulatory authority with jurisdiction over Processed Parts in the United States of America, including, but not limited to the FDA, or in any other jurisdiction in which Processed Parts or products containing the Processed Parts are sold or proposed to be sold.
1.17.“Intellectual Property Rights” means any and all intellectual property and industrial design rights, whether protected, created or arising under the laws of the United States or any other foreign jurisdiction, including the following: (i) patent rights; (ii) copyrights, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by international treaties or conventions or otherwise; (iii) trade secrets; (iv) moral rights; and (v) other applications and registrations related to any of the rights set forth in the foregoing clauses (i) through (iv); provided, however, that as used in this Agreement, the term “Intellectual Property” expressly excludes rights in trademarks, trade names, service marks, service names, design marks, logos, slogans, trade dress, or similar rights with respect to indicators of origin, whether registered or unregistered, as well as rights in internet domain names, uniform resource locators and e-mail addresses.
1.18.“Interim Period” means February 16, 2021 through February 28, 2021.
1.19.“Inventions” means conceptions, ideas, innovations, discoveries, inventions, processes, machines, formulae, formulations, biological materials, molecules, compounds, compositions, improvements, enhancements, modifications, technological developments, know-how, show-how, methods, techniques, systems, designs, production system, plans, source code, object code and documentation pertaining thereto, including, without limitation, functional specifications, object libraries, design documentation, technical documentation, statements of principles of operations, schematics, programmers’ guides, and other documentation, data, programs and information and works of authorship, whether or not patentable or susceptible to any other form of legal protection.
1.20.“Marketing Clearance” means Regulatory Approval of a Part for use in the Field.
1.21.“Net Sales” means the gross amount of all revenues invoiced by SeaSpine or its Affiliates from SeaSpine Customers from the Sale of Processed Parts, less the following deductions (to the extent otherwise then or previously included in a detailed itemized invoice or credit memo to the customer (with the exception of distributor commissions, as identified in sub-clause (i), which the Parties acknowledge and agree would not be included on a customer invoice) and in respect of which no previous deduction was taken): (i) amounts taken or accrued for sales, distributor or other commissions allowed, discounts allowed dealers, trade and/or quantity and cash discounts; (ii) refunds, rebates, chargebacks, replacements or credits and allowances actually allowed or granted to purchasers on account of contractual obligations, rejections, returns, or billing errors and for uncollectible amounts on Sales (except to the extent later collected); (iii) sales, use and/or other excise taxes, import and/or export duties paid, tariffs, and any other governmental tax or charge (except income taxes) imposed on or at the time of production, importation, use, or sale of the Processed Part, including any value added taxes, and taxes on medical devices; (iv) shipping insurance costs and prepaid transportation and/or freight charges. Net Sales shall exclude any amounts SeaSpine or its Affiliates receive for Processed Parts that are used for clinical trials required or reasonably deemed to be desirable for Regulatory Approval of additional product indications in any country. For purposes of the foregoing, an amount becomes “uncollectible” when SeaSpine writes off the receivable from its accounts in accordance with its internal account procedures, consistent with GAAP.
1.22.“New Part Family” means a group of Parts marketed under a brand other than: Cambria, Hollywood, Hollywood VI, Ventura, Shoreline, VuApod/Prime, Meridian, Regatta Lateral, Reef TA, Reef TO, Reef TH and Shoreline Reef.
1.23.“Parts” means any implantable spinal surgery interbody and/or intervertebral medical device designed and/or manufactured by or for SeaSpine.

1.24.“Part Family” means each group of Parts marketed under the following brands: Cambria, Hollywood, Hollywood VI, Ventura, Shoreline, VuApod/Prime, Meridian, Regatta Lateral, Reef TA, Reef TO, Reef TH, Shoreline Reef and such New Part Families as SeaSpine may, from time to time, request PcoMed to process.
1.25.“Part Number” means the unique identification number assigned by SeaSpine to identify each individual Part that comprises a Part Family.
1.26.“PcoMed Regulatory Data” means PcoMed information associated with regulatory procedures relating to the PcoMed Surface Modification Technology, including bench and animal data, submission data and methodologies, responses of Regulatory Authorities to submissions, information pertaining to such submissions, and additional data generated as required for Marketing Clearance in the United States or the European Union or commercial launch of a product using or embodying the Surface Modification Technology.
1.27.“PcoMed Surface Modification Technology” means a proprietary PcoMed osteoconductive [***] titanium [***] surface modification of PEEK (polyetheretherkeytone), materials as illustrated in Exhibit A.
1.28.“PcoMed Technology” means any technology owned, licensed or controlled by PcoMed as of May 15, 2013 and all technology Derived by PcoMed and/or PcoMed Affiliates before during or after the Term, including the (i) PcoMed Surface Modification Technology and (ii) coating, surface, application, surface modification and [***] technology and knowhow, together with any improvements, enhancements, or extensions of or to any of the foregoing, and Intellectual Property Rights therein, but excluding any technology or information relating solely to or Derived solely from SeaSpine Technology. The PcoMed Technology includes all proprietary ideas in any form and embodied in any media, technical information, ideas, discoveries, knowledge, know-how, skill, experience, concepts, data, processes, procedures, methods, techniques, protocols, formulae, trade secrets, Inventions (whether or not patentable), media, research tools, compositions, software, hardware, instruments, documents, works of authorship, formulations, and other physical, chemical or biological materials and information, including, without limitation, clinical and regulatory strategies, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, manufacturing, patent, marketing and legal data or descriptions, apparatus, prototypes, devices, chemical formulations, compound compositions of matter, product samples, assays and similar information and Inventions.. Without limiting the generality of the foregoing, PcoMed Technology includes the Technology identified on Schedule 1.28.
1.29.“Processing Fees” means collectively the Minimum Guaranteed Processing Fees, Additional Processing Fees, and Special Processing Fees payable to PcoMed pursuant to Section 4.2 below.
1.30.“Processed Part” means a Part that is processed by PcoMed pursuant to this Agreement utilizing the PcoMed Surface Modification Technology.
1.31.“Quality Assurance Requirements” means the quality assurance requirements set forth in the Quality Agreement including, without limitation, the manufacture, processing, marking, inspection, testing, assembly, cleaning, labeling, packaging and storage in accordance with all Applicable Laws and with the requirements, procedures, test methods relating to the services provided by PcoMed pursuant to this Agreement.
1.32.“Regulatory Approval” means, with respect to a country in the Territory, all approvals, licenses, registrations, or authorizations by an applicable Regulatory Authority necessary to import, commercialize, transport, store, market and sell Processed Parts in such country, including labeling, pricing, or reimbursement approvals.
1.33.“Regulatory Authority” means the FDA in the United States, and the equivalent regulatory authority or governmental entity having the responsibility, jurisdiction, and authority to approve the importation, commercialization, transport, storage, marketing and sale of the Processed Part in any country or jurisdiction outside of the United States.
1.34.“Regulatory Requirements” means the regulatory requirements of the FDA/QSR and ISO 13485, and any other regulatory requirements set forth in the Quality Assurance Requirements.
1.35.“Rework Plan” means the process described and codified in that certain SeaSpine quality-control document titled [***] as the same may be amended, modified or replaced upon the mutual written agreement of the Parties.
1.36.“Sale” or “Sales” or “Sell” or “Sold” means the transfer or disposition by SeaSpine or its Affiliates of a Processed Part for value to SeaSpine Customers in the Territory
1.37.“SeaSpine Customers” means Third Parties who purchase Processed Parts from SeaSpine or its Affiliates and does not include any SeaSpine Affiliates.
1.38.“SeaSpine Regulatory Data” means SeaSpine information associated with regulatory procedures relating to a Processed Part, including bench and animal data, submission data and methodologies, responses of Regulatory Authorities to submissions, information pertaining to such submissions, and additional data generated as required for US Marketing Clearance, EU Marketing Clearance or commercial launch of any Processed Part.
1.39.“SeaSpine Technology” means any technology owned, licensed or controlled by SeaSpine and/or any SeaSpine Affiliates as of as May 15, 2013 and all technology Derived solely by SeaSpine and/or SeaSpine Affiliates before during or after the Term, but excluding any technology or information relating to or derived from PcoMed Technology. The SeaSpine Technology shall include all proprietary ideas in any form and embodied in any media, technical information, ideas, discoveries, knowledge, know-how, skill, experience, concepts, data, processes, procedures, methods, techniques, protocols, formulae, trade secrets, Inventions (whether or not patentable), media, research tools, compositions, software, hardware, instruments, documents, works of authorship, formulations, and other physical, chemical or biological materials and information, including, without limitation, clinical and regulatory strategies, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, manufacturing, patent, marketing and legal data or descriptions, apparatus, prototypes, devices, chemical formulations, compound compositions of matter, product samples, assays and similar information and Inventions.
1.40. “Territory” means worldwide.
1.41.“Test Part” means a new Part design that is substantially similar in design, size, shape and weight, to other Parts, but which is processed for research and development only and not intended for commercial distribution. A Test Part shall be deemed “substantially similar” to other Parts if the Test Part can be processed using PcoMed’s standard procedures, subject only to immaterial modifications and adjustments.
1.42.“Third Party” means any entity or person other than (i) SeaSpine and its Affiliates, or (ii) PcoMed and its Affiliates.

2.PROCESSING OF PRODUCTS.
2.1.Part Supply. Subject to the terms and conditions of this Agreement, PcoMed shall process up to [***] Parts per week and up to [***] Parts in aggregate per month (the “Minimum Processing Capacity Commitment”) using the PcoMed Surface Modification Technology as requested from time to time by a Part Supplier. PcoMed’s obligation to meet the monthly Minimum Processing Capacity Commitment in any month in which PcoMed’s biannual maintenance break occurs shall be subject to the Parties’ obligations in Section 2.12. The term “Part Supplier” as used in this Agreement shall mean one or more parties designated by SeaSpine, which may include SeaSpine itself, as a supplier of the Parts to PcoMed during the Term. Exhibit B to this Agreement, which SeaSpine may update from time to time upon written notice to PcoMed, includes the Part Suppliers as of the Effective Date. Notwithstanding anything in the preceding to the contrary, PcoMed will use commercially reasonable efforts to process Parts in excess of [***] Parts per week and [***] Parts per month if requested by SeaSpine to do so.
2.2.Part Processing. At the time of delivery by PcoMed to the Part Supplier, all Processed Parts shall conform to all Applicable Laws then in effect and Part specifications (post-processing), to the extent the Parts conformed to all Applicable Laws and Part specifications (pre-processing) at the time such parts were delivered to PcoMed for processing; provided further that no failure of a Processed Part to conform to any Applicable Laws or Part specifications (post-processing) shall be deemed a breach of this Agreement provided that PcoMed shall have complied with the Quality Assurance Requirements at the time such Part was processed.
2.3.Materials and Tooling. PcoMed is responsible for procuring all materials and equipment required to process Parts, which shall include, without limitation, the chamber used to apply the PcoMed Surface Modification Technology to the Parts (the “Chamber”) and any other materials or equipment (including, without limitation, copies of all applicable standards relating thereto) necessary to process the Parts as described herein but that have application to products other than Parts, regardless of whether such materials or equipment are actually used on other products. PcoMed shall be responsible for acquiring all special tooling or equipment (racks, test apparatus) designed exclusively for Parts (“Special Tooling”). PcoMed shall have the right to approve, such approval not to be unreasonably withheld or delayed, the design of racking for new Parts and SeaSpine shall consult with PcoMed regarding the design of other Special Tooling. PcoMed shall not procure any Special Tooling, without the prior consent of SeaSpine on a case by case basis, which consent shall not be unreasonably withheld or delayed. Title and ownership of Special Tooling shall remain with PcoMed or its Affiliates at all times, except as otherwise agreed in writing by the Parties. PcoMed shall, at its own cost and expense, provide commercially reasonable routine maintenance for the proper operation and storage of all equipment and materials used to process Parts, including the Special Tooling.
2.4.Subcontractors. PcoMed may not utilize any subcontractors to process the Parts without the prior written approval of SeaSpine on a case-by-case basis, which consent shall not be unreasonably withheld or delayed. PcoMed’s engagement of any subcontractor shall not relieve PcoMed of any of its obligations or liabilities under this Agreement. PcoMed shall be responsible for the actions of the subcontractors, and any breach of the terms of this Agreement by a subcontractor shall be deemed to be a breach of this Agreement by PcoMed. Notwithstanding anything in this Section 2.4 to the contrary, PcoMed shall have the right, without SeaSpine’s prior written consent, to utilize subcontractors for any purpose other than processing the Parts (e.g., the calibration of a machine, etc.).

2.5.Materials. Unless otherwise mutually agreed in writing, all materials used by PcoMed to process Parts shall comply in all material respects to specifications developed by PcoMed and/or SeaSpine in accordance with ISO 13485 requirements.
2.6.Forecasts. During the Term, SeaSpine shall provide to PcoMed, on a monthly basis on or before the first business day of each month, a rolling twelve (12) month forecast of the anticipated demand for Processed Parts (each a “Forecast”). The Parties acknowledge that, the Forecast is for purposes of planning and scheduling only and does not constitute a commitment to submit a specific quantity of Parts for processing.
2.7.Minimum Order Quantity.
(a)Unless otherwise mutually agreed by the Parties in writing, each lot of Parts sent to PcoMed for processing shall be in a minimum quantity (the “MOQ”) of no less than [***] Parts per Part Number. Provided that SeaSpine pays PcoMed Processing Fees for not less than the MOQ for each Part Number processed by PcoMed in each lot, the MOQ may be satisfied by a combination of production Parts and Dummy Parts or by combining in a single lot for blasting less than the Blasting Minimum of two Part Numbers from the same Part Family of comparable [***]. By way of example, if SeaSpine requests that PcoMed process [***] of a Part Number: (i) SeaSpine will provides PcoMed with [***] an additional Dummy Parts; and (ii) PcoMed will invoice SeaSpine and SeaSpine will pay PcoMed Processing Fees for [***]. By way of further example, if SeaSpine requests that PcoMed combine for blasting [***] Parts each of two different Part Numbers: (i) PcoMed will use commercially reasonable efforts to combine such Parts for processing provided the Part Numbers are of comparable [***]; and (ii) PcoMed will invoice SeaSpine and SeaSpine will pay PcoMed Processing Fees for [***].
(b)Notwithstanding anything contained in this Section 2.7 to the contrary:
(i)Alpha Builds. Provided, that for each Alpha Build Part Number SeaSpine shall either: (i) provides PcoMed at SeaSpine’s expense with an additional number of appropriate Dummy Parts to meet the Blasting Minimum; or, (ii) with PcoMed’s approval, which shall not be unreasonably withheld, combine Part Numbers of the same Alpha Build of comparable [***] so that each lot of Parts processed equals or exceeds the Blasting Minimum, the MOQ with respect to each Alpha Build shall be:
(1)[***] percent ([***]) of the Part Numbers that comprise such Alpha Build;
(2)[***] percent ([***]) of the Part Numbers that comprise such Alpha Build;
(3)[***] percent ([***]) of the Part Numbers that comprise such Alpha Build;
(ii)Test Parts. The MOQ with respect to Test Parts shall be no fewer than [***] per Part Number; provided, however, that for each order of Test Parts SeaSpine shall either: (i) provide PcoMed at SeaSpine’s expense with an additional number of appropriate Dummy Parts to meet the Blasting Minimum; or, (ii) with PcoMed’s approval, which shall not be unreasonably withheld, combine other Test Parts of comparable [***] so that each lot of Test Parts processed equals or exceeds the Blasting Minimum.

(iii)Rework. The MOQ with respect to Rework (as defined in Section 2.14) shall be no fewer than [***] Parts per Part Number; provided, however, that for each order of Rework SeaSpine shall either: (i) provide PcoMed at SeaSpine’s expense with an additional number of appropriate Dummy Parts to meet the Blasting Minimum; or, (ii) with PcoMed’s approval combine other Rework of comparable [***] so that each lot of Test Parts processed equals or exceeds the Blasting Minimum.
2.8.Purchase Orders. Each shipment of Parts sent by a Part Supplier to PcoMed for processing shall include a processing order (each a “Purchase Order”) which sets forth (a) a unique SeaSpine processing order number, (b) a unique purchase order number and job number of the Part Supplier, (c) SeaSpine’s Part Number, (d) the description of each type of Part being submitted for processing, (e) the quantity of each such Part, which, including Dummy Parts, shall be no less than the MOQ for each Part Number; and (f) such additional information as PcoMed shall reasonably request. PcoMed agrees to process a Part Supplier’s orders for Processed Parts in quantities up to the Minimum Processing Capacity Commitment and shall use commercially reasonable efforts to process ordered quantities in excess of the Minimum Processing Commitment in accordance with Section 2.1 above. If PcoMed discovers any potential delay that could be reasonably anticipated to impact the timely or full delivery of Parts with respect to any Purchase Order, PcoMed shall promptly notify SeaSpine and the Part Supplier of such delay. If requested by SeaSpine and if such delay is within PcoMed’s reasonable control, PcoMed shall provide a written plan for correction of such delay. The required notification and any plan for correction shall be considered for informational purposes only and shall not release PcoMed from any obligations or liabilities under this Agreement.
2.9.Inspection by PcoMed. As soon as practical (but in no event later than five (5) business days after delivery of Parts to PcoMed) PcoMed shall count and visually inspect all Parts furnished by a Part Supplier under this Agreement in accordance with SeaSpine’s standard operating procedure titled [***] (as the same may be amended, modified or replaced upon the mutual written agreement of the Parties, the “Inspection SOP”), to ensure that (a) the Parts match what is described in the accompanying Purchase Order (Parts which do not comply with the description of the Purchase Order being referred to as “Non-conforming Parts”) and (b) the Parts are not visibly damaged or defective based upon an unaided inspection in accordance with the Inspection SOP (“Defective Parts”), and shall promptly, but not later than five (5) business days from the delivery of the Part, provide written notification to both SeaSpine and the Part Supplier if it determines otherwise. PcoMed’s determination of whether Parts received conform to the Purchase Order and/or are free from defects based on an unaided visual inspection must be reasonably made and in conformance with the Inspection SOP. In the event that Parts in an order are Non-conforming Parts and/or Defective Parts, PcoMed shall return the Non-conforming Parts and Defective Parts to the Part Supplier at the Part Supplier’s expense and the disposition of the balance of Parts in such order as shall be determined by the mutual agreement of the Parties. PcoMed acknowledges and agrees that, between PcoMed and the Part Supplier, the Part Supplier shall have no liability for Parts with visually identifiable defects unless such defects are identified and reported to the Part Supplier and SeaSpine in accordance with this Section 2.9.
2.10.Inspection by Part Supplier. As soon as practical (but in no event later than five (5) business days after delivery of the Processed Part to a Part Supplier, the Part Supplier shall count and inspect the quality and quantity of the Processed Part. Complaints regarding the quantity or quality that could be reasonably observed by unaided visual inspection will be reported to PcoMed in writing, promptly after discovery but not later than five (5) business days from the delivery of the Processed Part. In the event that an inspection required by this Section 2.10 reveals that a Processed Part is cracked or broken (other than cracks or breaks that could not have been identified by PcoMed if they existed pre-processing using the Inspection SOP), SeaSpine shall be entitled to a credit equal to (a) any Processing Fees invoiced for such Processed Part and (b) the manufacturing and material cost of such Processed Part incurred by SeaSpine prior to the date such Part was delivered to PcoMed. For the purpose of calculating such credit, the base processing fee for the first [***] Processed Parts (inclusive of Test Parts and Dummy Parts) in any Contract Year shall be deemed to be $[***]. Said credit for broken or cracked parts shall be SeaSpine’s sole remedy for Processed Parts that do not pass the visual inspection. PcoMed will also diligently work with SeaSpine to determine the cause of such damage and to implement appropriate corrective measures. For clarity, Processed Parts that [***] shall not be considered damaged or defective for those reasons alone. PcoMed shall have no liability for Processed Parts with visually identifiable defects unless such defects are identified and reported to PcoMed in accordance with this Section 2.10.
2.11.Delivery. Shipment of Processed Parts shall be in accordance with the Part Supplier’s instructions. All shipments of Processed Parts shall be FCA (Incoterms 2020) PcoMed’s facility, unless otherwise mutually agreed by the Parties. For clarity, PcoMed will not be responsible for clearing for export or exporting Processed Parts outside of the United States. Title to the Parts, including Processed Parts, shall remain with Part Supplier at all times. PcoMed shall bear risk of loss for Parts, including Processed Parts, from the time Parts are delivered to PcoMed for processing until the time such Parts are delivered to the carrier for return to the Part Supplier.
2.12.Ship Date. PcoMed shall use commercially reasonable efforts to ship all forecasted Processed Parts up to the Minimum Processing Capacity Commitment no later than fifteen (15) business days following receipt of a Purchase Order and accompanying Parts (the “Delivery Deadline”); provided, however, that the Delivery Deadline for all Processed Parts over and above (i) each monthly Forecast or, if less, (ii) the Minimum Processing Capacity Commitment for the applicable month shall be determined by mutual agreement of the Parties. If PcoMed misses a Delivery Deadline by more than five (5) business days for reasons within the reasonable control of PcoMed, PcoMed shall issue SeaSpine a credit equal to the five percent (5%) of the Processing Fees owed for the Processed Parts in such late delivery. For the purpose of calculating such credit, the base processing fee for the first [***] Processed Parts (inclusive of Test Parts and Dummy Parts but excluding any Parts for which SeaSpine shall have previously received a credit during such Contract Year pursuant to Section 2.10) in any Contract Year shall be deemed to be $[***]. Notwithstanding anything in the preceding to the contrary, PcoMed shall have the right, upon prompt notice to SeaSpine (a “Hold Notice”), to place on hold a Purchase Order, in whole or in part, and the Delivery Deadline shall be suspended for that portion of a Purchase Order placed on hold in the event that: (i) PcoMed has a question as to whether or how to process an order using PcoMed’s standard procedures; (ii) the condition or quantity of the Parts subject to an order prevents PcoMed from processing such Parts; or (iii) Parts are received or scheduled to be delivered during PcoMed’s biannual maintenance shut-down (which typically occur mid-year and over the Christmas/New Year holidays), subject to the following: (a) PcoMed shall provide SeaSpine at least ninety (90) days prior written notice of such maintenance shut-down, and (b) PcoMed will use commercially reasonable efforts to increase production of Processed Parts in the weeks leading up to and/or following a shutdown so as to supply SeaSpine with the monthly Minimum Processing Capacity Commitment in the month(s) in which the shutdown occurs, provided that SeaSpine has provided reasonable advance notice of its processing needs for such month(s). The Parties shall use commercially reasonable efforts to resolve the issue identified in the Hold Notice and the Delivery

Deadline for such held order shall be extended until fifteen (15) business days following the resolution of such issue.
2.13.Cancellation. If PcoMed cannot process and return-ship Processed Parts to a Part Supplier within thirty (30) days after the Delivery Date, the Part Supplier shall have the option to cancel the respective order without any payment obligation except as otherwise expressly provided herein. In such event, PcoMed shall promptly return the unprocessed Parts to Supplier at SeaSpine’s expense unless such inability to process and return-ship the Processed Part are due to reasons within PcoMed’s reasonable control, in which case PcoMed shall pay the cost of retuning the unprocessed Part to Supplier.
2.14.Packaging; Packing List. Processed Parts shall be packed properly to withstand transportation in accordance with PcoMed’s standard procedures, the Part Supplier’s instructions and sound commercial practices. Processing Fees shall include the cost of packing. All shipments must be accompanied by a detailed packing list referencing the Part Number, product description, quantity shipped, lot number(s) and/or serial number(s) and the applicable Purchase Order. A copy of the packing list shall be forwarded to SeaSpine and the Part Supplier via email.
2.15.Certificate. Each shipment of Processed Parts must be accompanied by final Processed Part testing and inspection results and a certificate signed by PcoMed stating that the Processed Parts comply with the Quality Assurance Requirements and all other terms and conditions of this Agreement.
2.16.Rework.
(a)From time to time SeaSpine may request that PcoMed reprocess in accordance with the Rework Plan Parts that were previously coated with the PcoMed Surface Modification Technology and then stripped of the titanium coating for quality or other reasons (“Rework”).
(b)All Rework shall be identified as Rework in the Purchase Order for such Parts. All Rework shall be assigned a separate lot or batch identification number. Virgin Parts (i.e., new Parts that have not previously been treated with the PcoMed Surface Modification Technology) may not be comingled with Rework either for processing or for the purpose of satisfying the MOQ for a particular Part Number.
(c)SeaSpine agrees to defend, indemnify, and hold harmless PcoMed and its Affiliates, and the managers, officers, members, employees, counsel, agents and representatives of PcoMed and its Affiliates, and the successors and assigns of any of the foregoing (the “PcoMed Indemnitees”) from and against any Third Party claims or suits, and any losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising therefrom (collectively, “Losses”) arising from or related to Rework; provided, however, that PcoMed has complied with the requirements, terms and conditions of the Rework Plan and the Quality Assurance Requirements; provided further that such Losses are not the result of the gross negligence or willful misconduct of any of the PcoMed Indemnitees. The foregoing right of indemnification is in addition to, and not a substitute for, any right of indemnification of PcoMed set forth elsewhere in this Agreement.
3.GRANT OF RIGHTS
3.1.Grant of Rights. Subject to the terms and conditions of this Agreement, PcoMed hereby grants to SeaSpine and its Affiliates during the first Contract Year a sole and exclusive worldwide right and during the second and third Contract Years a non-exclusive worldwide right to sell and commercialize Parts treated by PcoMed, with the PcoMed Surface Modification Technology (the “Right”) for use in the Field in the Territory, including the right to conduct research and development in support of the development and sale of the Processed Parts

(e.g., research related to the development of new products intended to be coated with the PcoMed Surface Modification Technology and clinical studies and other research to confirm the safety and efficacy of Processed Parts). Nothing herein grants any rights to SeaSpine of its Affiliates(i) to manufacture or authorize any Third Party to manufacture any products using the PcoMed Surface Modification Technology; (ii) to sell or commercialize or authorize any Third Parties to sell or commercialize any products utilizing the PcoMed Surface Modification Technology other than the Processed Parts for use in the Field in the Territory; (iii) or to reverse engineer or authorize any Third Parties to reverse engineer the PcoMed Surface Modification Technology. Neither PcoMed nor its Affiliates shall during the First Contract Year sell or offer for sale, or grant rights in or to, the PcoMed Surface Modification Technology to any Third Party for use in the Field in the Territory. Except as expressly stated in the preceding sentence, PcoMed shall not be subject to any restriction under this Agreement with regard to the PcoMed Surface Modification Technology. Without limiting the foregoing or Section 9.3 below, the exclusive nature of the Rights during the first Contract Year shall not in any way limit PcoMed from: (i) making, having made, using, selling or offering for sale products and/or services that do not utilize or embody the PcoMed Surface Modification Technology; or, (ii) from engaging in Authorized Pre-sale Activities alone or in conjunction with one or more Third Parties.
3.2.Post-Processing Instructions. Unless the Parties have mutually agreed otherwise, SeaSpine (i) shall not apply or have applied any other coating to any SeaSpine Parts treated with the PcoMed Surface Modification Technology, unless that coating is for the sole purpose of identification or sterilization and (ii) shall not process the PcoMed Surface Modification Technology in any way that will adversely affect its integrity or performance. Notwithstanding the foregoing, the Parties agree that SeaSpine’s failure to adhere to the foregoing instructions shall not, in and of itself, be deemed a breach of this Agreement.
4.PRICES AND PAYMENT
4.1.Royalty Payments.
(a)Part Royalty Fees. SeaSpine shall pay PcoMed a royalty fee of [***]% of Net Sales of all Processed Parts (including, without limitation, Parts processed by PcoMed prior to the Effective Date) Sold by SeaSpine and its Affiliates (the “Royalty Fee”).
(b)Royalty Fee Payment Terms; Audit Rights.
(i)Royalty Fees shall be payable to PcoMed by SeaSpine on a monthly basis within thirty (30) days following the end of each calendar month. Each such payment shall be accompanied by a statement (each a “Royalty Statement”) setting forth in reasonable detail (a) the number and type of Processed Parts sold and the gross revenue attributable thereto, (b) an itemized breakdown of all deductions from gross revenue in calculating Net Sales by Part for the determination of the payment due. All payments to be made under this Agreement shall be paid in United States dollars. Net Sales of Processed Parts and fees in currencies other than United States dollars shall first be determined in the currency of the country in which they are earned and shall be converted (for the purpose of this calculation only) in accordance with GAAP using the exchange rate for such currency published in the Wall Street Journal (or its successor) on the last business day of the calendar month in which the sale of such Processed Part occurred.
(ii)During the Term and for a period of two (2) year thereafter, SeaSpine shall maintain and preserve complete and accurate records and accounts, including all invoices, ledgers, financial and other records pertaining to the sale of the Processed Parts. Upon written request by PcoMed, but not more than once in each calendar year, SeaSpine shall permit PcoMed or its designated representative to have access during normal business hours to those records of SeaSpine as may be reasonably necessary to verify the accuracy of the Royalty Statements hereunder. PcoMed shall provide SeaSpine with a copy of the auditor’s report within thirty (30) days following the completion of an audit. SeaSpine shall pay PcoMed all undisputed underpayments of Royalty Fees within thirty (30) days of PcoMed providing SeaSpine reasonable documentation evidencing such underpayment. All audits shall be conducted at the expense of PcoMed unless any such audit reveals an underpayment of Royalty Fees in excess of five percent (5%) of the total Royalty Fees due PcoMed for the period being audited, in which case SeaSpine shall, in addition to paying PcoMed such underpaid Royalty Fees, reimburse PcoMed for its reasonable out-of-pocket expenses for the audit, upon submission of supporting documentation.
4.2.Processing Fees.
(a)Minimum Guaranteed Processing Fees. SeaSpine shall pay PcoMed a non-refundable minimum processing fee in the amount of $[***] for each Contract Year during the Term (the “Minimum Guaranteed Processing Fee”).
(b)Additional Processing Fees. In addition to the Minimum Guaranteed Processing Fee, SeaSpine will pay PcoMed the following additional processing fees (“Additional Processing Fees”): (i) $[***] per Part for the first [***] ([***]) Parts processed by PcoMed during a Contract Year inclusive of Rework, Test Parts and Dummy Parts but excluding any Parts for which SeaSpine shall have received a credit during such Contract Year pursuant to Section 2.10; and (ii) $[***] for each Part processed by PcoMed during a Contract Year over and above [***] ([***]) Parts inclusive of Rework, Test Parts and Dummy Parts but excluding any Parts for which SeaSpine shall have received a credit during such Contract Year pursuant to Section 2.10. For the purpose of determining Additional Processing Fees due PcoMed, the number of Parts in each lot of Parts processed by PcoMed shall be deemed to be the greater of (a) the MOQ for such Parts or (b) the aggregate number of Parts processed, including Dummy Parts. For the purpose of determining the number of Parts processed by PcoMed during the first Contract Year, Parts processed by PcoMed during the Interim Period shall be included.
(c)Special Processing Fees. In addition to the Minimum Guaranteed Processing Fee and the Additional Processing Fees, SeaSpine will pay PcoMed the following special processing fees (“Special Processing Fees”): (i) $[***] per Processed Part for all VuApod/Prime and Meridian Part Families; and (ii) $[***] per Processed Part for the Regatta Lateral Part Family. For the purpose of determining Special Processing Fees due PcoMed, the number of Parts in each lot of parts Processed by PcoMed shall be deemed to be the greater of (a) the MOQ for such Parts or (b) the aggregate number of Parts processed, including Dummy Parts. The Special Processing Fee, if any, payable with respect to a New Part Family or the addition of a new Part Number to an existing Part Family shall be determined by mutual agreement of the Parties acting in good faith and taking into account the particular size, weight and processing characteristics of such New Part Family or new Part Number.
(d)Processing Fee Payment Terms.
(i)Minimum Guaranteed Processing Fees. SeaSpine shall pay PcoMed the Minimum Guaranteed Processing Fee for each Contract Year in four (4) equal quarterly installments of $[***] in advance on the first business day of each Contract Quarter. PcoMed hereby acknowledges receipt of the sum $[***], which sum shall be credited against the Minimum Guaranteed Processing Fee for the first Contract Year. Upon execution of this Agreement, SeaSpine shall pay PcoMed an additional sum of $[***], the receipt of which shall constitute payment in full of the first quarterly installment of the Minimum Guaranteed Processing Fee for the first Contract Quarter of the first Contract Year.
(ii)Additional Processing Fees and Special Processing Fees. PcoMed will invoice SeaSpine directly for Additional Processing Fees and Special Processing Fees, if any, owed to PcoMed on a monthly basis, no later than five (5) business days following the month it ships the Processed Parts which give rise to such fees. The invoice shall include PcoMed’s name, address, invoice date, the Purchase Order number, an itemization by processing order number and Part Number of Additional Processing Fees and Special Processing Fees, if any, due for such order, and the name, if applicable, title, and complete mailing address where payment is to be sent. Processing Fees shall be paid in United States dollars via ACH to an account designated by PcoMed. All undisputed and properly submitted invoices shall be paid within thirty (30) days of receipt of the invoice.
(e)Taxes. The Processing Fees are exclusive of any and all applicable taxes other than income taxes payable by PcoMed arising from the performance by PcoMed of any services or the payment of fees or Royalty Fees to PcoMed under this Agreement. With the exception of such PcoMed income taxes, SeaSpine will be solely responsible for, and will indemnify and hold PcoMed harmless from and against, the payment of all taxes (including sales, use, GST, value-added, and income taxes) and other governmental charges (including customs duties), and any related fines, penalties, and interest related to the Processed Parts.
5.TERM AND TERMINATION.
5.1.Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and will continue through January 14, 2024, unless earlier terminated as provided herein.
5.2.Termination for Cause. This Agreement may be terminated by either Party as follows:
(a)Material Breach. In the event that a Party materially defaults under or materially breaches any of the provisions of this Agreement, the other Party shall have the right to terminate this Agreement upon 60 days’ prior written notice, unless such material default or breach is cured during such 60-day period (or in the event any breach is incapable of being cured in such time period, the other Party presents a plan to attempt cure of such breach and prevent similar breaches, which plan is reasonably acceptable to the terminating Party), in which event this Agreement shall continue in full force and effect.
(b)Bankruptcy. If a Party institutes for its protection or is made a defendant in any proceeding under bankruptcy, insolvency, reorganization or receivership law, or such Party is placed in receivership, makes an assignment for benefit of creditors or is unable to meet its debts in the regular course of business, the other Party may elect to terminate this Agreement immediately by written notice to the first Party without prejudice to any right or remedy the other Party may have, including damages for breach.
5.3.Effects of Termination.

(a)Obligations Accruing Prior to Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.
(b)Termination of Rights. Subject to Section 5.3(c), upon expiration or termination of this Agreement, the Right and all rights of either Party hereunder shall immediately cease and terminate.
(c)Transition. Except in the event of early termination by PcoMed pursuant to Section 5.2(a) of this Agreement, in the event SeaSpine makes a one-time non-refundable payment (the “Transition Fee”) to PcoMed equal to the greater of (i) [***]($[***]) or (ii) the aggregate amount of Royalty Fees paid to PcoMed in the twelve (12) months preceding the Termination Date (defined below) within fifteen (15) days following termination or expiration of this Agreement (such date of termination or expiration, the “Termination Date”), SeaSpine and its Affiliates may, for a period of eighteen (18) months following the Termination Date, sell any Processed Parts in its inventory in the Field, and may, with respect to all Parts which, prior to the Termination Date, were ordered or manufactured with the anticipation of being included as Processed Parts, direct PcoMed to complete their processing (and PcoMed agrees to follow such direction) such that SeaSpine may then sell such Processed Parts as though they had been in its inventory on the Termination Date; provided, however, that PcoMed shall not be required to process or complete processing for more than [***] Parts following the Termination Date unless the Parties mutually agree otherwise. For clarity, the Parties’ obligations under Section 4.1 of this Agreement, including SeaSpine’s obligation to pay Royalty Fees, shall extend beyond the Termination Date and apply to any sales of Processed Parts made by SeaSpine or its Affiliates after the Termination Date pursuant to this Section 5.3(c); provided, however, that the Transition Fee shall be credited against any Royalty Fees accruing with respect to Parts Sold by SeaSpine after the Termination Date.
(d)Survival. The following provisions of this Agreement and all defined terms shall survive termination of this Agreement for any reason: Section 1, Section 2 (to the limited extent necessary for the Parties to fulfill their obligations and exercise their rights pursuant to Section 5.3(c)), Section 3 (to the limited extent necessary for the Parties to fulfill their obligations and exercise their rights pursuant to Section 5.3(c)), Section 4 (provided, however, that if SeaSpine terminates this Agreement pursuant to Section 5.2, SeaSpine’s obligations under Section 4.2(a) shall not survive such termination), Section 5.3, Section 6, Section 7, Section 8 (for a period of eighteen (18) months following the expiration or termination of this Agreement), Section 9, Section 10, Section 11, Section 12, Section 14 and Section 15.
6.CONFIDENTIALITY.
6.1.Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing by the Parties, each Party agrees that, for the term of this Agreement and for twenty (20) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, Confidential Information shall not include any information for which the receiving Party can demonstrate that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) later became part of the public domain through no act or omission of the receiving Party; (iv) was disclosed to the receiving Party by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; (iv) was independently developed by a person having no knowledge of or access to the disclosing Party’s Confidential Information; or (v) is an Authorized Disclosure under Section 6.3 below.
6.2.Ownership of Confidential Information. Confidential Information relating to the PcoMed Technology is PcoMed’s Confidential Information. Confidential Information relating to the SeaSpine Technology is SeaSpine’s Confidential Information. PcoMed’s Confidential Information and SeaSpine’s Confidential Information will include all Confidential Information as such term is defined in Section 1.8.
6.3.Authorized Disclosure.
(a)Authorized Disclosure. Except as expressly agreed to in writing by SeaSpine or as permitted by this Agreement, PcoMed shall keep SeaSpine Technology and all SeaSpine Confidential Information confidential. Except as expressly agreed to in writing by PcoMed or as permitted by this Agreement, SeaSpine shall keep PcoMed Technology and all PcoMed Confidential Information confidential. Each Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary for the following reasons: (i) subject to Sections 7.7, regulatory filings, including filings with the U.S. Securities Exchange Commission and Regulatory Authorities (for clarity, nothing herein permits PcoMed to disclose SeaSpine’s Confidential Information in regulatory filings of PcoMed which are unrelated to the Parts or permits SeaSpine to disclose PcoMed’s Confidential Information in regulatory filings of SeaSpine which are unrelated to the Processed Parts ); (ii) prosecuting or defending litigation provided the Confidential Information is under seal or protective order; and (iii) complying with Applicable Laws.
(b)Notice of Disclosure. Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this Section 6.3, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use best efforts to secure confidential treatment and limit the scope of such information. In any event, the Parties agree to take all reasonable actions to avoid any unauthorized use or disclosure of Confidential Information hereunder.
6.4.Employees; Agents. Each Party shall ensure that each of its Affiliates and each employee, director, officer, consultant, or other agent of it or of its Affiliates (collectively “Agents”), who has access to Confidential Information of the other Party is bound to obligations of confidentiality and non-use substantially similar in scope to those set forth herein. Each Party agrees that any disclosure or distribution of the other Party’s Confidential Information within its own organization shall be made only as is reasonably necessary to carry out the intent of this Agreement.
6.5.Regulatory Submissions of SeaSpine Regulatory Data. During the Term, SeaSpine shall provide all SeaSpine Regulatory Data directly to the relevant Regulatory Authority within the required timeframes. PcoMed is expressly not authorized to disclose SeaSpine Confidential Information directly to any Regulatory Authority unless such disclosure is authorized in writing by SeaSpine or otherwise permitted by Section 6.3. Notwithstanding the foregoing, PcoMed may disclose SeaSpine Confidential Information to a Regulatory Authority in the following circumstances, provided that, to the extent reasonably practicable, PcoMed has provided notice to SeaSpine and given SeaSpine the opportunity to review the information being disclosed:
(a)where PcoMed is required by Applicable Law to disclose such information;
(b)in response to an FDA or other applicable Governmental Authority request; or

(c)as otherwise required by this Agreement.
6.6.Regulatory Submissions of PcoMed Regulatory Data. PcoMed shall provide all PcoMed Regulatory Data directly to the relevant Regulatory Authority within the required timeframes. SeaSpine is expressly not authorized to disclose PcoMed Confidential Information directly to any Regulatory Authority unless such disclosure is authorized in writing by PcoMed, except as provided for in Section 6.3 or in the following circumstances:
(a)    where SeaSpine is required by Applicable Law to disclose such information,
(b)    in response to a Complaint filing concerning a Processed Part provided that SeaSpine secures confidential treatment of PcoMed’s Confidential Information and uses reasonable efforts limit the scope of such disclosure;
(c)    in response to an FDA or other applicable Governmental Authority request; or
(d)     as otherwise required or permitted by this Agreement
6.7.Injunctive Relief. The Parties expressly acknowledge and agree that any breach or threatened breach of this Section 6 may cause immediate and irreparable harm to the owner of the Confidential Information which may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the Party that owns the Confidential Information shall have the right to seek equitable and injunctive relief, in connection with such a breach or threatened breach, without posting bond.
6.8.Terms of Agreement Confidential. The Parties agree that unless and until the terms of this Agreement are publicly disclosed in accordance with this Section 6.8, the terms of this Agreement are confidential and shall not be disclosed by either Party to any Third Party (except to a Party’s professional advisors) without advance written permission of the other Party, subject to the following:
(i)either Party may make any filings of this Agreement required by law or regulation in any country so long as such Party uses its reasonable efforts to obtain confidential treatment for portions of this Agreement as available, consults with the other Party, and permits the other Party to participate, to the extent practicable, in seeking a protective order or other confidential treatment;
(ii)either Party may disclose the terms of this Agreement to a Third Party (and its professional advisors) when such disclosure is reasonably necessary in connection with (A) the grant of a license or sublicense to such Third Party, (B) prosecuting or defending litigation, (C) an actual or potential merger, acquisition, placement, investment, or other such transaction with such Third Party, or (D) the sale of securities to or other financing from such Third Party or a financing underwritten by such Third Party, in which case disclosure may be made to any person or entity to whom such Third Party sells such securities (and its professional advisers);
(iii)advance written permission for disclosure will not be required when a Party is ordered to disclose information concerning the Agreement by a competent tribunal or such disclosures are required by law, regulation, or stock exchange rules, except that such Party shall make all reasonable efforts to limit any disclosure as may be required in the course of legal proceedings by entry of an appropriate protective and confidentiality order, and shall provide the other Party with as much advance notice of such circumstances as is reasonably practical.

6.9.Return of Materials. Any materials or documents which have been furnished by a disclosing Party to a receiving Party will be promptly returned, accompanied by all copies thereof, or certified as destroyed upon request by the disclosing Party following termination or expiration of this Agreement, except that a Party may retain one copy solely for reference to comply with regulatory or other legal requirements, subject to the obligations of confidentiality herein. Notwithstanding the foregoing, the receiving Party may retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Party’s standard archiving and back-up procedures, but not for any other use or purpose.
7.QUALITY ASSURANCE AND REGULATORY SUPPORT
7.1.Quality Agreement. SeaSpine and PcoMed have entered into that certain Quality Agreement, dated as of September 19, 2017, with respect to Processed Parts (the “Quality Agreement”) that sets forth the terms and conditions upon which PcoMed will conduct its quality activities in connection with this Agreement, including Quality Assurance Requirements. The Quality Agreement is subject to the terms of this Agreement, and in the event of a conflict between terms of the Quality Agreement and the terms of this Agreement, the terms of the Quality Agreement will govern with respect to quality matters, and this Agreement will govern as to all other matters. If from time to time, the Parties mutually determine that the Quality Agreement requires additional or different terms, including as necessary to comply with Applicable Laws in a given jurisdiction, the Parties will amend or supplement the Quality Agreement in writing to reflect such terms.
7.2.Facilities. Unless otherwise approved by SeaSpine, which approval shall not be unreasonably withheld or delayed, PcoMed shall perform all processing services at its processing facility located at Longmont, Colorado. The Parties acknowledge and agree that PcoMed is not permitted to process Parts under this Agreement at any other facility unless and until such other facility has been qualified and approved by SeaSpine.
7.3.Vendor Quality. If any part of the processes used in the processing of the Parts is performed at the site of a vendor or subcontractor to PcoMed (i.e., a sub-supplier), PcoMed will ensure proper controls at each such sub-supplier site. For any sub-supplier that has not been qualified by PcoMed in accordance with the requirements of PcoMed’s ISO 13485 certification, the Part specifications, and/or any other applicable standards or regulations, PcoMed shall disclose the sub-supplier name and site to SeaSpine. For all sub-suppliers, PcoMed shall provide SeaSpine the documentation and records of quality control related to parts/components or Parts on request. Notwithstanding the foregoing, PcoMed will be responsible for all activities and obligations relating to any such sub-supplier’s qualifications, including, but not limited to, audits and validations.
7.4.PcoMed Incidents or Accidents. PcoMed shall immediately notify SeaSpine in writing of any incident or accident experienced by PcoMed that PcoMed in its reasonable judgment believes may affect the quality of Processed Parts that PcoMed is obligated to deliver hereunder or its ability to meet its delivery and shipment obligations hereunder. PcoMed shall promptly investigate such incident or accident, and PcoMed shall provide a written report of the results of the investigation of such incident or accident to SeaSpine within five (5) business days of completion of the investigation. For avoidance of doubt, such notification shall not relieve PcoMed of any of its obligations or liability hereunder or waive any of SeaSpine’s rights with respect thereto.

7.5.Audits. PcoMed shall permit SeaSpine, its representatives, and/or applicable governing regulatory bodies, to perform quality audits at any of its facilities processing Parts pursuant to this Agreement and, if required by SeaSpine, facilitate a joint audit or visit to the sub-supplier site. Such audits shall be conducted at SeaSpine’s discretion, during normal business hours and upon reasonable advance notice of the date of such intended audit, in order to ensure compliance with this Agreement and Applicable Laws, including, without limitation, the Regulatory Requirements. PcoMed shall use its reasonable efforts to accommodate SeaSpine’s requests to perform such audits on the date SeaSpine so requests. Notwithstanding anything contained in the foregoing to the contrary, SeaSpine shall not audit PcoMed or any sub-supplier of PcoMed more frequently than once per calendar year unless SeaSpine has a good faith belief that PcoMed has failed to comply with the Quality Assurance Requirements and/or Regulatory Requirements.
7.6.Regulatory Filings. Except as otherwise expressly set forth herein, SeaSpine shall have sole control over all filings necessary for Regulatory Approval of Parts, including Processed Parts. PcoMed agrees to use reasonable efforts relevant to its role (i.e., by making pertinent facilities and records available to regulators and by complying with mutually agreed regulations pertinent to medical device manufacturing per the Quality Assurance Requirements) to assist SeaSpine in obtaining such Regulatory Approvals throughout the world. PcoMed shall also provide, upon request by SeaSpine, information concerning its PcoMed Surface Modification Technology processes and quality control procedures (including procedures to comply with Quality Assurance Requirements) with respect to Parts solely as necessary to support creation and submission of regulatory filings to Governmental Authorities; provided, however, that if such Governmental Authority is the FDA, PcoMed shall have no obligation to provide SeaSpine with information that is otherwise available to the FDA in PcoMed’s Master Access File for the PcoMed Surface Modification Technology.
7.7.Regulatory Conformance. PcoMed agrees to conform to Regulatory Requirements, and to cooperate with any inspections required by Regulatory Authorities with respect to Regulatory Requirements. PcoMed will process, package and ship the Parts in accordance with the Regulatory Requirements, including without limitation the proper preparation and maintenance of a device history record as and to the extent required by the Quality Agreement for each Part processed by PcoMed. PcoMed shall, on a timely basis, provide SeaSpine with information in PcoMed’s possession relevant to its role as a processor of Parts that is reasonably necessary for and relevant to SeaSpine’s compliance with Regulatory Requirements. PcoMed will provide to SeaSpine such documentation, data and other information relating to Parts as SeaSpine may require for submission to Governmental Authorities.
7.8.Regulatory Inspections. PcoMed agrees to promptly inform SeaSpine of any regulatory inquiry, communication or inspection, which relates to or adversely effects the processing of Parts. In the event PcoMed receives advance notice of inspection or an inspection visit by any Governmental Authority, which involves a Part or could impact PcoMed’s ability to process a Part, PcoMed shall promptly notify SeaSpine of the notice before such inspection or immediately upon the inspection start. SeaSpine, at its option, shall have the right to have its representatives present at any such inspection by a Governmental Authority. In the event there are written observations (or any other written communications) by a Governmental Authority that involve a Part or could impact PcoMed’s ability to produce a Part, or any proposed written response by PcoMed to any such inspection, SeaSpine shall be promptly informed and be provided with copies of all documentation and shall have a reasonable opportunity to review and comment on the proposed response. If SeaSpine elects to provide input to the response, such input shall be provided by SeaSpine as promptly as possible and PcoMed shall in good faith consider incorporating such input into the response; provided, however, that the contents and substance of any such response shall be determined by PcoMed in its sole discretion.
7.9.Part Complaints.
(a)PcoMed shall advise SeaSpine within twenty-four (24) hours (and shall confirm in writing no later than ten (10) business days) after it becomes aware of any (i) Complaint, whether oral or written, relating to the Processed Parts, (ii) serious injury from the use of, or malfunction of, the Processed Parts, or (iii) or otherwise becomes aware of any other fact or circumstance relating to the Processed Parts which may result in an alleged violation by SeaSpine or its Affiliates of any Applicable Laws. PcoMed shall promptly investigate each Complaint to the extent such Complaint relates to or could have reasonably arisen from the PcoMed’s processing of the Processed Parts and maintain a written record of each such investigation. PcoMed shall send SeaSpine copies of each Complaint received by PcoMed within 24 hours after receipt. PcoMed shall send SeaSpine copies of the corresponding investigation record no later than ten (10) business days after completion of such investigation. Such record shall include all material facts known to PcoMed, including but not limited to customer name, address, telephone number, name and address of the health care professional, patient and institution where the Complaint occurred, and instrument, and lot or serial number, as appropriate, of the Processed Part in question to the extent such information is known to PcoMed. PcoMed shall cooperate with SeaSpine to the extent reasonably necessary to resolve outstanding Complaints.
(b)SeaSpine shall advise PcoMed no later than thirty (30) days after it becomes aware of any (i) Complaint, whether oral or written, relating to or arising from the PcoMed’s processing of the Processed Parts to the extent such Complaint is reasonably likely to give rise to a claim by a SeaSpine Indemnitee for indemnification pursuant to Section 11.1 below, or (ii) other fact or circumstance relating to the Processed Parts which may reasonably result in an alleged violation by PcoMed or its Affiliates of any Applicable Laws. SeaSpine shall investigate each Complaint in accordance with its internal protocols and shall share with PcoMed that information which PcoMed may reasonably need to conduct its own investigation. SeaSpine shall cooperate with PcoMed to the extent reasonably necessary to resolve outstanding Complaints.
7.10.Adverse Event Reporting. SeaSpine shall have full control and authority for all reporting to Governmental Authorities of adverse events associated with the use of Parts unless otherwise required under Applicable Laws. If PcoMed becomes aware of any adverse events associated with the use of such Parts, it shall report all information in its possession regarding such event to SeaSpine as soon as practicable after becoming aware of such information. PcoMed shall cooperate with SeaSpine in supplying information that may be used to investigate the cause of such event.
7.11.Recalls, Corrections and Removals. If SeaSpine determines that any Processed Part should be recalled or withdrawn from distribution or sale, that a field correction should be made, or that an advisory letter should be issued regarding reliability or defects in any such Processed Part (any of which shall be referred to herein as a “Recall Action”), SeaSpine shall have full control and authority over the coordination of the Recall Action, and PcoMed shall use diligent efforts to cooperate in good faith. Recall Actions due to the failure of a Processed Part to comply with the Quality Assurance Requirements at the time such Processed Part is delivered by PcoMed to the Part Supplier, or any quality related term or condition of this Agreement, shall be at PcoMed’s sole cost and expense. If the action arises out any other cause including, without limitation, a design or regulatory nonconformance attributable to SeaSpine, SeaSpine shall be responsible for all costs related to the Recall Action. In the event both Parties have contributed to the need for a Recall Action, the Parties shall share the costs of such action in proportion to each Parties’ contribution to such action, as mutually determined by the Parties’ acting in good faith. If PcoMed becomes aware of a nonconformance during the surface modification process that might affect Processed Part already shipped, PcoMed shall promptly inform SeaSpine and shall cooperate in determining the extent of the nonconformance. PcoMed shall maintain complete and accurate records for such periods as may be required by Applicable Law, of all Processed Parts for purposes of determining the extent and nature of any field corrective action.
8.REPRESENTATIONS AND WARRANTIES
8.1.General Representations and Warranties by SeaSpine. SeaSpine represents and warrants that (i) it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement; (ii) the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreements or any judgment, order, or decree by which SeaSpine is bound; and (iii) SeaSpine owns or has licensed all Intellectual Property Rights in the SeaSpine Technology and that application of the use of the SeaSpine Technology in the processing of the Parts does not and will not infringe, or be a misappropriation of, any Intellectual Property Rights of a Third Party; (iv) it has, and will maintain during the Term, all government permits, including without limitation health, safety, and environmental permits, necessary for SeaSpine to market and sell the Parts and to otherwise perform its obligations under this Agreement; and (v) as of the Effective Date SeaSpine has not used or disclosed PcoMed’s Confidential Information except in strict compliance with Section 5 of the Supply Agreement.
8.2.General Representations and Warranties by PcoMed. PcoMed represents and warrants that (i) it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement; (ii) the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreements or any judgment, order, or decree by which PcoMed is bound; (iii) it has the skill, expertise, and experience in the industry necessary to perform the obligations set forth in this Agreement; (iv) all of its employees who will be performing obligations under this Agreement are properly trained and qualified in processing Parts in accordance with Regulatory Requirements and that its processing facility is properly equipped to process Parts in accordance with mutually approved specifications to prepare Processed Parts; (v) it has sufficient capability and capacity to meet the Minimum Processing Capacity Commitment; (vi) it has, and will maintain during the Term, all federal, state and local government permits, including without limitation health, safety, and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement; and (vii) as of the Effective Date, PcoMed has not used or disclosed SeaSpine’s Confidential Information except in strict compliance with Section 5 of the Supply Agreement.
8.3.Performance Warranties by PcoMed.
(a)PcoMed represents and warrants to SeaSpine that (i) the Processed Parts when delivered by PcoMed to a Part Supplier shall have passed all Quality Assurance Requirements; (ii) the Processed Parts when delivered by PcoMed to a Part Supplier will comply with all Applicable Laws and Regulatory Requirements provided such Parts complied with all Applicable Laws and Regulatory Requirements at the time such Parts were received by PcoMed for processing; and (iii) provided that the Parts are not adulterated or misbranded at the time such Parts are received by PcoMed for processing, the Processed Parts when delivered by PcoMed to a Part Supplier will not be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act, as amended.
(b)PcoMed represents and warrants to SeaSpine that (i) PcoMed owns or has licensed all Intellectual Property Rights in the PcoMed Surface Modification Technology: (ii) except for the license granted to SeaSpine in the Supply Agreement, PcoMed has not assigned any right, title or interest in or to the PcoMed Surface Modification Technology for use in the Field in the Territory; and, (iii) the application of the PcoMed Surface Modification Technology to Parts by PcoMed does not and will not infringe, or be a misappropriation of, any Intellectual Property Rights of any Third Party.
(c)PcoMed shall at all times during the term use commercially reasonable efforts to:
(i)maintain reasonable production levels, and inventory of materials and components, to supply SeaSpine’s requirements for Processed Parts in accordance with this Agreement;
(ii)provide adequate personnel, equipment, and resources to enable it to fulfill its obligations under this Agreement; and

(iii)in the event that any vendors that do not timely deliver any critical materials used to process the Parts, use commercially reasonable efforts to pursue all of its rights and remedies against such vendors and to identify and secure replacement vendors.

9.INTELLECTUAL PROPERTY OWNERSHIP.
9.1.Ownership. All PcoMed Technology is and shall remain the property of PcoMed, and all SeaSpine Technology is and shall remain the property of SeaSpine. Any Invention that is neither PcoMed Technology nor SeaSpine Technology but that is Derived during the Term jointly by the Parties relating to this Agreement shall be the property of (i) PcoMed if it relates primarily to the PcoMed Technology and (ii) SeaSpine if it relates primarily to the SeaSpine Parts; provided that the Parties may agree that an Invention that is Derived during the Term jointly may become the property of both Parties, including Inventions or methods related to the surface preparation of SeaSpine Parts. Except with regard to the foregoing joint Inventions or methods, each Party hereby assigns to the other, by way of present and future assignment, all of the right, title and interest (including all Intellectual Property Rights therein) that it has or may have in any such Invention that is jointly Derived and that is subject to ownership by the other Party.

9.2.Reservation of Rights. Nothing in this Agreement shall be construed as granting to any Party any right, title or interest in or to or under any Intellectual Property Rights or Inventions of the other Party, other than as expressly agreed by the Parties in writing in this Agreement. All rights not specifically granted herein are reserved to the applicable Party, which may at all times fully and freely exercise the same except as otherwise restricted herein.
10.LIMITATION OF LIABILITY.
a.Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY

NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE DAMAGES AVAILABLE FOR BREACHES OF SECTION 3 (GRANT OF RIGHTS), SECTION 6 (CONFIDENTIALITY), OR SECTION 9 (INTELLECTUAL PROPERTY OWNERSHIP; PROSECUTION, ENFORCEMENT), OR A PARTY’S INDEMINIFICATION OBLIGATIONS.
11.INDEMNIFICATION.
11.1.PcoMed’s Indemnification. PcoMed shall indemnify and defend SeaSpine and its Affiliates, and the directors, officers, members, employees, counsel, agents and representatives of SeaSpine and its Affiliates, and the successors and assigns of any of the foregoing (the “SeaSpine Indemnitees”), and hold the SeaSpine Indemnitees harmless from and against any and all Third Party claims, demands, actions, liabilities, damages, losses, judgments, costs or expenses (including interest and penalties and reasonable attorneys’ fees and professional fees and expenses of litigation)(collectively, “Claims”) arising out of, in connection with, or resulting from any and all Claims incurred by or asserted against SeaSpine Indemnitees for (i) infringement of any patent or other proprietary rights arising solely from or occurring as a result of the manufacture, sale, offer to sell, importation and/or use of PcoMed Technology; (ii) any and all breaches of the representations and warranties of this Agreement by PcoMed; and (iii) product defects or liability associated with any Parts to the extent arising from the PcoMed Surface Modification Technology.
11.2.SeaSpine’s Indemnification. SeaSpine shall indemnify and defend PcoMed Indemnitees, and hold the PcoMed Indemnitees harmless from and against any and all Claims asserted by third Parties and arising out of, in connection with, or resulting from any and all Claims incurred by or asserted against PcoMed Indemnitees for (i) infringement of any patent or other proprietary rights arising from or occurring as a result of the manufacture, sale, offer to sell, importation and/or use of SeaSpine Technology; (ii) any and all breaches of the representations and warranties of this Agreement by SeaSpine; and (iii) product defects or liability associated with any Parts except to the extent arising from the SeaSpine Technology.
11.3.Indemnification Procedure. Any party entitled to indemnification under this Section 11 (an “indemnified party”) will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any Party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 11 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel. No indemnifying party will, without the prior written consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened action, suit, proceeding or investigation in respect of which indemnification may be sought by the indemnified party hereunder (whether or not any indemnified party is an actual or potential party to such action, suit, proceeding or investigation) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability and obligations arising therefrom.
12.USE OF NAMES.
a.1,Names and Trademarks. Each Party agrees not to use or reference the name of the other Party, or the other Party’s logos or trademarks in any advertising, sales promotion, press release or other communication relating to this Agreement without obtaining such Party’s prior written consent. Notwithstanding the foregoing, a Party may use or reference such information to the extent reasonably necessary for (i) regulatory filings, including filings with the U.S. Securities Exchange Commission and Regulatory Authorities, (ii) prosecuting or defending litigation, or (iii) complying with applicable governmental regulations and legal requirements. Notwithstanding the foregoing, SeaSpine shall have the right to indicate that the Processed Parts were partly manufactured by PcoMed and PcoMed shall have the right to indicate that it processes Parts for SeaSpine.
13.RIGHT OF NEGOTIATION.
13.1.PcoMed shall not during the Term, directly or indirectly through an Affiliate of PcoMed, enter into any agreement or consummate any transaction relating to a Change of Control with any person or entity other than SeaSpine or an Affiliate of SeaSpine (such transaction, an “Acquisition Transaction”) except in compliance with the terms and conditions of this Section 13.
(a) If, at any time during the Term, PcoMed determines to initiate a process or activities reasonably likely to result in a Change of Control of PcoMed (a “Trigger Event”), PcoMed shall, within five (5) business days following such Trigger Event, notify SeaSpine in writing of such Trigger Event (the “Sale Notice”).
(b)At any time prior to the expiration of the ten (10) business day period immediately following SeaSpine’s receipt of the Sale Notice (the “Exercise Period”), SeaSpine may notify PcoMed in writing that it has a bona fide interest in the acquisition of PcoMed (a “Notice of Interest”). Upon receipt of such notice by PcoMed, the Parties shall promptly and in good faith negotiate for the acquisition of PcoMed by SeaSpine under such terms and conditions as the Parties may mutually agree. If SeaSpine delivers a Notice of Interest and the Parties are unable to reach a definitive written agreement for the acquisition of PcoMed despite good faith and diligent efforts within a period of thirty (30) days following PcoMed’s receipt of the Notice of Interest, then PcoMed may, within a one-hundred eighty (180) day period following the conclusion of negotiations between SeaSpine and PcoMed, consummate an Acquisition Transaction on terms, taken as a whole, that are the same or more favorable to PcoMed as the terms last offered by SeaSpine to PcoMed without further notice to SeaSpine.
(c)If, by the expiration of the Exercise Period, SeaSpine has not provided Notice of Interest, and provided that PcoMed has complied with all of the provisions of this Section 13.1, then at any time during the one hundred eighty (180) day period immediately following the expiration of the Exercise Period, PcoMed may consummate the Acquisition Transaction, on terms such terms as PcoMed is willing to accept in its sole discretion. If such Acquisition Transaction is not consummated within such one hundred eighty (180) day period, the terms and conditions of this Section 13.1 will again apply, and PcoMed shall not enter into any Acquisition Transaction during the Term without affording SeaSpine the right of negotiation on the terms and conditions of this Section 13.
13.2.Any financial and other information provided by PcoMed to SeaSpine under this Section 13 shall be Confidential Information of PcoMed, subject to protection under Section 6.

14.INSURANCE.
14.1.Throughout the Term and for a period of five (5) years thereafter, each Party will maintain (i) comprehensive general liability insurance covering bodily injury, property damage, contractual liability, products liability and completed operations; (ii) Worker’s Compensation and employer’s liability insurance; and (iii) auto insurance, all in such amounts as are necessary to insure against their respective risks of s operations, but in no event less than the following minimum amounts:

Insurance	Minimum Limits of Liability

Worker’s Compensation

Employer’s Liability

Automobile Liability

Comprehensive General
Liability (Including
Parts and Completed Operations Liability)

Umbrella/Excess Liability (Including Parts and Completed Operations Liability)
Statutory $1,000,000 $1,000,000 $2,000,000 per occurrence/$5,000,000 aggregate $5,000,000 per occurrence
This insurance coverage shall be issued by carriers having a Best’s rating of A-X or better. All policies other than Worker’s Compensation, Employer’s Liability and Automobile Liability must include the other Party as an additional insured with a waiver of all rights of subrogation. The named insured Party will notify the other Party at least thirty (30) calendar days prior to the cancellation foregoing policy. Upon request, the named insured Party will furnish to the other Party as evidence of insurance a certificate of insurance stating that the coverage will not be canceled without thirty (30) calendar days prior notice to additional insured Party.
15.MISCELLANEOUS.
15.1.Notices. Any notice, request, instruction or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (i) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (ii) if sent by email, when confirmed as received by the recipient personally (i.e., not by automated machine response); (iii) if sent by Federal Express, Airborne, or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, (iv) if sent by facsimile transmission, when so sent and when receipt has been acknowledged by appropriate telephone or facsimile receipt, or (v) if hand-delivered, at the time of receipt by the intended recipient, addressed as follows:

If to SeaSpine:	SeaSpine Orthopedics Corporation 5770 Armada Drive Carlsbad, CA 92008 Attention: Ray McDonagh Email: ray.mcdonagh@seaspine.com
With required copy to:	SeaSpine Orthopedics Corporation 5770 Armada Drive Carlsbad, CA 92008 Attention: Legal Department Email: legal@seaspine.com
If to PcoMed:	PcoMed LLC 105 S. Sunset St., Suite G, Longmont, CO 80501 Attn: Managers Dan.Storey@pcomed.com David.Hughes@pcomed.com
With required copy to:	Martin & Hyman, LLC 1125 17th Street, Suite 2100 Denver, Colorado 80202 Attn: Scott A. Hyman, Esq. shyman@martinhyman.com
Notwithstanding the foregoing, notices of breach, termination or extension sent by email are not valid unless also sent by one of the other methods stated herein.
15.2.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws provisions thereof.
15.3.Dispute Resolution. In the event of any controversy or claim relating to, arising out of or in any way connected to any provision of this Agreement (a “Dispute”), either Party may, by notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Any Dispute that is not resolved through such negotiations may be referred to binding arbitration in Denver, Colorado with the Judicial Arbiter Group as part of a three (3) person panel, with costs borne separately by each Party, to be conducted in accordance with the rules of the American Arbitration Association.
15.4.Attorneys’ Fees. If any legal action is brought to enforce this Agreement, the prevailing Party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive.
15.5.No Waiver. Failure of any Party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to assert that right unless such Party has signed an express written waiver as to a particular matter for a particular period of time.
15.6.Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not affect the validity or enforceability of the remainder of this Agreement. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
15.7.Modification. No change, modification, addition or amendment to this Agreement is valid or enforceable unless in writing and signed and dated by the authorized officers of the Parties to this Agreement; provided, for clarity, that any “Confidential Information” as defined in the Supply Agreement shall be deemed Confidential Information under this Agreement.
15.8.Entire Agreement. This Agreement, the Quality Agreement, and the exhibits, schedules, and attachments hereto and thereto constitute the entire agreement between the Parties and replace and supersede the Supply Agreement as of the Effective Date any and all prior agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof.
15.9.Successors. Except as otherwise expressly provided in this Agreement, this Agreement shall be binding upon, inures to the benefit of, and is enforceable by, the Parties and their respective heirs, legal representatives, successors and permitted assigns.
15.10.Construction. This Agreement has been prepared, examined, negotiated and revised by each Party and their respective attorneys, and no implication shall be drawn, and no provision shall be construed against any Party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof. The captions contained in this Agreement are not a part of this Agreement but are merely guides or labels to assist in locating and reading the several Sections hereof.
15.11.Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument.
15.12.Assignment. This Agreement shall be binding upon and shall inure to the benefit of PcoMed and SeaSpine, and their successors and assigns. Neither Party shall assign their respective rights under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, no such consent shall be required for either Party to assign this Agreement (i) to an Affiliate provided the Party to this Agreement continues to be liable for all obligations hereunder, or (ii) in connection with a merger or sale of all or substantially all of the assets of such Party to which this Agreement relates, provided in the case of (ii) the successor or assignee assumes all liabilities hereunder.
15.13.Further Assurances. Each Party shall do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.
15.14.Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of the Agreement (other than payment obligations) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, without limitation, fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, shortage of materials, strikes, lockouts or other labor disturbances, epidemics or pandemics and any restrictions imposed by any Governmental Authority as a result thereof, acts of God or acts, omissions or delays in acting by any Governmental Authority or the other Party, provided that such Party promptly notifies the other Party and resumes performance as soon as possible. In the event a Party suffers a force majeure event as described in this Section 15.14 (other than a force majeure event arising from an omission or delay in acting by such party) that the other Party, in its reasonable judgment, determines renders the affected Party unable to perform for a period of ninety (90) days, the non-affected Party shall be entitled to terminate this Agreement upon sixty (60) days prior written notice to the affected Party unless the affected Party resumes performance within said sixty day (60) notice day period and, upon such termination neither Party shall have no further rights or obligations pursuant to this Agreement except for those rights or obligations which survive termination pursuant to Section 5.3(d).
15.15Compliance. SeaSpine has established a toll-free telephone number and online reporting system which individuals may use to report known or suspected compliance concerns. To submit a report, individuals may call 855-792-6402 or visit www.seaspine.ethicspoint.com. All reports to the hotline are confidential and callers may remain anonymous. SeaSpine will investigate all hotline reports as appropriate.

15.16Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partnership, principal and agent or joint venture between the Parties.
IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

SEASPINE ORTHOPEDICS CORPORATION	PCOMED, LLC
By: /s/ Ray McDonagh	By: /s/David G. Hughes
Name: Ray McDonagh	Name: David G. Hughes
Title: Vice President, Supply Chain	Title: CEO